Exhibit 10.4

July 16, 2026

Brian Walta

Dear Brian:

This letter confirms the terms of your continued employment with Jackson National Life Insurance Company (“Company”) and association with Jackson Financial Inc. (“JFI”) and its subsidiaries following your promotion to Executive Vice President and Chief Financial Officer effective October 1, 2026, reporting to Don Cummings, who will assume the role of Chief Executive Officer and President at that time. You may also be appointed to serve as an officer or director of entities affiliated with JFI.

•Your annual base salary will be $600,000 effective with your promotion on October 1, 2026. Your base salary is payable in bi-weekly installments and is subject to normal deductions for tax withholding, benefits, and similar items.

•Your target annual bonus will be $900,000 (i.e., 150% of base salary) effective with your promotion on October 1, 2026. Your full-year 2026 target annual bonus will be determined based on (i) your pre-promotion target bonus in effect from January 1, 2026 through September 30, 2026, plus (ii) your post-promotion target bonus in effect from October 1, 2026 through December 31, 2026. Payment of the 2026 annual bonus will occur by March 15, 2027 when 2026 performance year bonuses are paid to associates broadly.

•Your target annual long term equity incentive award will be $1,900,000 effective with your promotion on October 1, 2026. A promotion-related 2026 additional long term incentive award of $300,000 to reflect your partial year as EVP and CFO will be granted as soon as administratively practicable on or after October 1, 2026, with 60% of the grant delivered in the form of performance share units (PSUs) and 40% in the form of restricted share units (RSUs).

•In addition to the base salary and incentives above, you will continue to be eligible for the Company’s competitive benefit package that includes group health insurance, group life insurance in the amount of two times your annual salary, disability income insurance, paid time off, dependent tuition reimbursement, 401(k) plan with match, nonqualified Management Deferred Income Plan, and a number of other programs. The Company reserves the right to change any of its benefits and incentive plans and programs at any time.

•You will be designated as a Section 16 officer of JFI and an executive officer of JFI and its subsidiaries effective as of October 1, 2026. Your required holdings of JFI common stock (and/or certain derivatives thereof) under JFI’s stock ownership guidelines will increase to four-times your annual base salary, to be achieved within five years of your promotion to Executive Vice President and Chief Financial Officer.

•You will remain an at-will associate of the Company and may terminate your employment at any time, with or without notice. Similarly, the company may terminate your employment at any time, with or without cause or notice.

We are very excited about this new opportunity for you. Please contact me if you have questions.

Sincerely,

/s/ Laura Prieskorn

Laura Prieskorn
Chief Executive Officer and President

I agree to the above terms and conditions:

/s/ Brian Walta                            7/17/2026
Brian Walta                             Date